Prospect Capital Provides $25.6 Million in Debt Financing for Dividend Recapitalization of IEC/ARS

NEW YORK, NY -- 11/26/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided combined debt financing of $25.6 million to IEC Systems LP ("IEC") and Advanced Rig Services LLC ("ARS"), two related oilfield service companies based in Houston, Texas.

Founded in 1991, IEC provides a full suite of electrical products and services to the drilling rig industry. Primary activities for IEC include electrical system design, installation, and repair; silicon controller rectifier and variable frequency drive system manufacturing and repair; and electrical parts distribution. Founded in 2005, ARS provides in its 20-acre yard complete rig-up services, including fabrication and procurement of rig components as well as assembly and testing of rigs. Both IEC and ARS have significant and growing sales in offshore and international markets. IEC and ARS are led by Stephen Cope, founder and Chief Executive Officer of both companies.

Prospect's debt investments in IEC and ARS are two separate senior secured instruments with cross-collateralized guarantees. Prospect's capital is being utilized for a recapitalization of IEC and ARS. Prospect also received a net profit interest in each company as part of its investment.

"We appreciate having a financing partner with meaningful experience working with oilfield companies such as ours," said Mr. Cope of IEC and ARS.

"We are enthusiastic about our new relationship with the experienced and successful team at IEC and ARS," stated Bart J. de Bie, a Managing Director with Prospect Capital Management. "We look forward to supporting their expanding presence in the offshore and international drilling markets."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577